Form N-SAR
Item 770

Name of Registrant:		VALIC Company I

Name of Portfolio:		VALIC Company I Small Cap Special Value Fund

Issuer:						ACA Capital Holdings, Inc.

Years of Operation:				3+

Underwriting Type:				Firm

Offering Type:					US Registered (US Registered,
						Muni, Eligible Foreign,144A)

Underwriter from whom Purchased:		Credit Suisse

Underwriting Syndicate Members:		        Keefe, Bruyette & Woods
						JP Morgan
						Bear Stearns & Co., Inc.
						Stephens, Inc.


Date Offering Commenced:			11/09/06

Date of Purchase:				11/09/06

Principal Amount of Offering:			$89,680,000

Offering price:					$13.00

Purchase price:					$13.00

Commission, spread or profit:			$ .91

Principal amount of purchases by all investment
Companies advised by the investment sub-adviser:   $10,400,000